EXHIBIT 8


                          EQUITY-LINKED INVESTORS, L.P.
                           EQUITY-LINKED INVESTORS-II
                    c/o Desai Capital Management Incorporated
                               540 Madison Avenue
                            New York, New York  10022





     March 3, 1997


     James Berry
     Froley Revy Investment Co., Inc.
     10900 Wilshire Boulevard, Suite 1050
     Los Angeles, California  90024


     Re:  Genta Incorporated ("Genta")
          ----------------------------

     Reference is made to that certain Note and Warrant Purchase Agreement, dated as of January 28, 1997, by and among Genta, The Aries Fund ("Aries Fund") and The Aries Domestic Fund, L.P. ("Aries Domestic" and together with Aries Fund, collectively, "Aries"), and related documentation, including, but not limited to, the Senior Secured Convertible Bridge Notes, dated January 28, 1997, made by Genta in favor of Aries, the Class A and Class B Bridge Warrants for the Purchase of Shares of Common Stock, dated January 28, 1997, between Genta and Aries, that certain Security Agreement, dated as of January 28, 1997, between Genta and Paramount Capital, Inc., and that certain Certificate of Designations of Series D Convertible Preferred Stock of Genta, dated February 6, 1997 (collectively, the "Documents").

     This letter serves to confirm our understanding that the you hereby agree to participate, on a pro-rata basis, with Equity-Linked Investors, L.P. and Equity-Linked Investors-II (collectively, "Equity-Linked") and such other holders of Genta's Series A Convertible Preferred Stock, on the terms and subject to the conditions set forth in the letter, dated March 3, 1997, from Equity-Linked to the Board of Directors of Genta, a copy of which is annexed hereto. Such pro-rata participation shall be predicated upon (i) your existing investment in Genta's Series A Convertible Preferred Stock and (ii) the amount of other holders of Genta's Series A Convertible Preferred Stock that agree to participate.

     March 3, 1997
     Page 2

     If the foregoing is consistent with your understanding, please execute this letter in the space provided below.



                                        EQUITY-LINKED INVESTORS, L.P.
                                        By: Rohit M. Desai Associates,
                                             general partner



                                        By: /s/ Rohit M. Desai
                                           ---------------------------
                                           Name: Rohit M. Desai
                                           Title: General Partner


                                        EQUITY-LINKED INVESTORS-II
                                        By: Rohit M. Desai Associates-
                                             II, a general partner



                                        By: /s/ Rohit M. Desai
                                           ----------------------------
                                           Name: Rohit M. Desai
                                           Title: General Partner


     AGREED AND ACCEPTED:


      /s/Andrea O'Connell
     -----------------------------
     Name: Andrea O'Connell
     Title: Managing Director



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